UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

ThredUp Inc.

(Name of Issuer)

Class A common stock, par value $0.0001 per share

(Title of Class of Securities)

88556E102

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 88556E102		13 G

1		NAMES OF REPORTING PERSONS. Upfront Growth I, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 612,795 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 612,795 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 612,795 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6% of Common Stock (0.9% of Class A Common Stock) (3)
12		TYPE OF REPORTING PERSON* PN

(1)	This statement on Schedule 13G is filed by Upfront Growth I, L.P., a Delaware limited partnership (“Growth I”), Upfront Growth GP I, LLC, a Delaware limited liability company (“Growth I LLC”), Upfront Growth II, L.P., a Delaware limited partnership (“Growth II”), Upfront Growth GP II, LLC, a Delaware limited liability company (“Growth II LLC”), Upfront Growth IV Ancillary, L.P., a Delaware limited partnership (“Ancillary”), Upfront Growth Ancillary GP, LLC, a Delaware limited liability company (“Ancillary LLC”), Upfront IV, L.P., a Delaware limited partnership (“Upfront IV”), Upfront GP IV, L.P., a Delaware limited partnership (“Upfront GP IV”), Upfront Ventures Management, Inc., a Delaware corporation (“Management Inc.”), Upfront Ventures Management, LLC, a Delaware limited liability company (“Management LLC”), Mark Suster (“Suster”) and Yves B. Sisteron (“Sisteron” and, together with Growth I, Growth I LLC, Growth II, Growth II LLC, Ancillary, Ancillary LLC, Upfront IV, Upfront GP IV, Management Inc., Management LLC, Suster and Sisteron, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 612,795 shares of Class A Common Stock held by Growth I. Suster is the managing member of Management LLC, which serves as the sole manager of Growth I LLC, which serves as the sole general partner of Growth I. As such, Suster Management LLC and Growth I LLC possess power to direct the voting and disposition of the shares owned by Growth I and may be deemed to have indirect beneficial ownership of the shares held by Growth I. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022.
(3)	The beneficial ownership percentages are based on a total of 69,960,710 shares of Class A Common Stock and 100,805,406 total shares of Common Stock (including 30,844,696 shares of Class B Common Stock) outstanding as of November 7, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022.

CUSIP NO. 88556E102		13 G

1		NAMES OF REPORTING PERSONS. Upfront Growth GP I, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 612,795 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 612,795 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 612,795 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6% of Common Stock (0.9% of Class A Common Stock) (3)
12		TYPE OF REPORTING PERSON* OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 612,795 shares of Class A Common Stock held by Growth I. Growth I LLC is the general partner of Growth I Management LLC is the sole manager of Growth I LLC. Suster controls Management LLC. As such, Suster, Management LLC and Growth I LLC possess power to direct the voting and disposition of the shares owned by Growth I and may be deemed to have indirect beneficial ownership of the shares held by Growth I. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022.
(3)	The beneficial ownership percentages are based on a total of 69,960,710 shares of Class A Common Stock and 100,805,406 total shares of Common Stock (including 30,844,696 shares of Class B Common Stock) outstanding as of November 7, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022.

CUSIP NO. 88556E102		13 G

1		NAMES OF REPORTING PERSONS. Upfront Growth II, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 919,192 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 919,192 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 919,192 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9% of Common Stock (1.3% of Class A Common Stock) (3)
12		TYPE OF REPORTING PERSON* PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 919,192 shares of Class A Common Stock held by Growth II. Growth II LLC is the general partner of Growth II Management LLC is the sole manager of Growth II LLC. Suster controls Management LLC. As such, Suster, Management LLC and Growth II LLC possess power to direct the voting and disposition of the shares owned by Growth II and may be deemed to have indirect beneficial ownership of the shares held by Growth II. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022.
(3)	The beneficial ownership percentages are based on a total of 69,960,710 shares of Class A Common Stock and 100,805,406 total shares of Common Stock (including 30,844,696 shares of Class B Common Stock) outstanding as of November 7, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022.

CUSIP NO. 88556E102		13 G

1		NAMES OF REPORTING PERSONS. Upfront Growth GP II, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 919,192 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 919,192 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 919,192 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9% of Common Stock (1.3% of Class A Common Stock) (3)
12		TYPE OF REPORTING PERSON* OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 919,192 shares of Class A Common Stock held by Growth II. Growth II LLC is the general partner of Growth II. Management LLC is the sole manager of Growth II LLC. Suster controls Management LLC. As such, Suster, Management LLC and Growth II LLC possess power to direct the voting and disposition of the shares owned by Growth II and may be deemed to have indirect beneficial ownership of the shares held by Growth II. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022.
(3)	The beneficial ownership percentages are based on a total of 69,960,710 shares of Class A Common Stock and 100,805,406 total shares of Common Stock (including 30,844,696 shares of Class B Common Stock) outstanding as of November 7, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022.

CUSIP NO. 88556E102		13 G

1		NAMES OF REPORTING PERSONS. Upfront IV Ancillary, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 113,503 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 113,503 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,503 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% of Common Stock (0.2% of Class A Common Stock) (3)
12		TYPE OF REPORTING PERSON* PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 113,503 shares of Class A Common Stock held by Ancillary. Ancillary LLC is the general partner of Ancillary Management LLC is the sole manager of Ancillary LLC. Suster controls Management LLC. As such, Suster, Management LLC and Ancillary LLC possess power to direct the voting and disposition of the shares owned by Ancillary and may be deemed to have indirect beneficial ownership of the shares held by Ancillary. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022.
(3)	The beneficial ownership percentages are based on a total of 69,960,710 shares of Class A Common Stock and 100,805,406 total shares of Common Stock (including 30,844,696 shares of Class B Common Stock) outstanding as of November 7, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022.

CUSIP NO. 88556E102		13 G

1		NAMES OF REPORTING PERSONS. Upfront IV Ancillary GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 113,503 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 113,503 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,503 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% of Common Stock (0.2% of Class A Common Stock) (3)
12		TYPE OF REPORTING PERSON* OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 113,503 shares of Class A Common Stock held by Ancillary. Ancillary LLC is the general partner of Ancillary. Management LLC is the sole manager of Ancillary LLC. Suster controls Management LLC. As such, Suster, Management LLC and Ancillary LLC possess power to direct the voting and disposition of the shares owned by Ancillary and may be deemed to have indirect beneficial ownership of the shares held by Ancillary. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022.
(3)	The beneficial ownership percentages are based on a total of 69,960,710 shares of Class A Common Stock and 100,805,406 total shares of Common Stock (including 30,844,696 shares of Class B Common Stock) outstanding as of November 7, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022.

CUSIP NO. 88556E102		13 G

1		NAMES OF REPORTING PERSONS. Upfront IV L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,978,825 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,978,825 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,978,825 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% of Common Stock (2.8% of Class A Common Stock) (3)
12		TYPE OF REPORTING PERSON* PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 1,978,825 shares of Class A Common Stock held by Upfront IV. Upfront GP IV is the general partner of Upfront IV. Management Inc. is the general partner of Upfront GP IV. Management LLC is the sole shareholder of Management Inc. Suster controls Management LLC. As such, Suster, Management LLC, Management Inc. and Upfront GP IV possess power to direct the voting and disposition of the shares owned by Upfront IV and may be deemed to have indirect beneficial ownership of the shares held by Upfront IV. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022.
(3)	The beneficial ownership percentages are based on a total of 69,960,710 shares of Class A Common Stock and 100,805,406 total shares of Common Stock (including 30,844,696 shares of Class B Common Stock) outstanding as of November 7, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022.

CUSIP NO. 88556E102		13 G

1		NAMES OF REPORTING PERSONS. Upfront GP IV, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,978,825 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,978,825 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,978,825 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% of Common Stock (2.8% of Class A Common Stock) (3)
12		TYPE OF REPORTING PERSON* PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 1,978,825 shares of Class A Common Stock held by Upfront IV. Upfront GP IV is the general partner of Upfront IV. Management Inc. is the general partner of Upfront GP IV. Management LLC is the sole shareholder of Management Inc. Suster controls Management LLC. As such, Suster, Management LLC, Management Inc. and Upfront GP IV possess power to direct the voting and disposition of the shares owned by Upfront IV and may be deemed to have indirect beneficial ownership of the shares held by Upfront IV. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022.
(3)	The beneficial ownership percentages are based on a total of 69,960,710 shares of Class A Common Stock and 100,805,406 total shares of Common Stock (including 30,844,696 shares of Class B Common Stock) outstanding as of November 7, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022.

CUSIP NO. 88556E102		13 G

1		NAMES OF REPORTING PERSONS. Upfront Ventures Management, Inc.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,978,825 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,978,825 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,978,825 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% of Common Stock (2.8% of Class A Common Stock) (3)
12		TYPE OF REPORTING PERSON* CO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 1,978,825 shares of Class A Common Stock held by Upfront IV. Upfront GP IV is the general partner of Upfront IV. Management Inc. is the general partner of Upfront GP IV. Management LLC is the sole shareholder of Management Inc. Suster controls Management LLC. As such, Suster, Management LLC, Management Inc. and Upfront GP IV possess power to direct the voting and disposition of the shares owned by Upfront IV and may be deemed to have indirect beneficial ownership of the shares held by Upfront IV. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022.
(3)	The beneficial ownership percentages are based on a total of 69,960,710 shares of Class A Common Stock and 100,805,406 total shares of Common Stock (including 30,844,696 shares of Class B Common Stock) outstanding as of November 7, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022.

CUSIP NO. 88556E102		13 G

1		NAMES OF REPORTING PERSONS. Upfront Ventures Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,624,315 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,624,315 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,624,315 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.6% of Common Stock (5.2% of Class A Common Stock) (3)
12		TYPE OF REPORTING PERSON* OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 612,795 shares of Class A Common Stock held by Growth I, 919,192 shares of Class A Common Stock held by Growth II, 113,503 shares of Class A Common Stock held by Ancillary and 1,978,825 shares of Class A Common Stock held by Upfront IV. Growth I LLC is the general partner of Growth I, Growth II LLC is the general partner of Growth II, Ancillary LLC is the general partner of Ancillary, and Upfront GP IV is the general partner of Upfront IV. Management Inc. is the general partner of Upfront GP IV. Management LLC is the sole shareholder of Management Inc. and the sole manager of Growth I LLC, Growth II LLC, and Ancillary LLC. Suster controls Management LLC. As such, Suster and Management LLC possess power to direct the voting and disposition of the shares owned by Growth I, Growth II, Ancillary and Upfront IV and may be deemed to have indirect beneficial ownership of the shares held by Growth I, Growth II, Ancillary and Upfront IV. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022.
(3)	The beneficial ownership percentages are based on a total of 69,960,710 shares of Class A Common Stock and 100,805,406 total shares of Common Stock (including 30,844,696 shares of Class B Common Stock) outstanding as of November 7, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022.

CUSIP NO. 88556E102		13 G

1		NAMES OF REPORTING PERSONS. Mark Suster
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,624,315 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,624,315 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,624,315 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.6% of Common Stock (5.2% of Class A Common Stock) (3)
12		TYPE OF REPORTING PERSON* IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 612,795 shares of Class A Common Stock held by Growth I, 919,192 shares of Class A Common Stock held by Growth II, 113,503 shares of Class A Common Stock held by Ancillary and 1,978,825 shares of Class A Common Stock held by Upfront IV. Growth I LLC is the general partner of Growth I, Growth II LLC is the general partner of Growth II, Ancillary LLC is the general partner of Ancillary, and Upfront GP IV is the general partner of Upfront IV. Management Inc. is the general partner of Upfront GP IV. Management LLC is the sole shareholder of Management Inc. and the sole manager of Growth I LLC, Growth II LLC, and Ancillary LLC. Suster controls Management LLC. As such, Suster and Management LLC possess power to direct the voting and disposition of the shares owned by Growth I, Growth II, Ancillary and Upfront IV and may be deemed to have indirect beneficial ownership of the shares held by Growth I, Growth II, Ancillary and Upfront IV. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022.
(3)	The beneficial ownership percentages are based on a total of 69,960,710 shares of Class A Common Stock and 100,805,406 total shares of Common Stock (including 30,844,696 shares of Class B Common Stock) outstanding as of November 7, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022.

CUSIP NO. 88556E102		13 G

1		NAMES OF REPORTING PERSONS. Yves B. Sisteron
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares (2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares (2)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% of Common Stock (0.0% of Class A Common Stock) (3)
12		TYPE OF REPORTING PERSON* IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	By virtue of his separation of Management LLC, Mr. Sisteron no longer beneficially owns any of the shares held by the Reporting Persons. Accordingly, this Schedule 13G constitutes an “exit” filing for Mr. Sisteron.

Introductory Note: This Statement on Schedule 13G (this “Statement”) is filed on behalf of the Reporting Persons, in respect of shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”), of ThredUp Inc. (the “Issuer”).

Item 1

(a)	Name of Issuer:

ThredUp Inc.

Address of Issuer’s Principal Executive Offices:

969 Broadway, Suite 200

Oakland, CA 94607

Item 2

(a)	Name of Person(s) Filing:

Upfront Growth I, L.P. (“Growth I”)

Upfront Growth GP I, LLC (“Growth I LLC”)

Upfront Growth II, L.P. (“Growth II”)

Upfront Growth GP II, LLC (“Growth II LLC”)

Upfront IV Ancillary, L.P. (“Ancillary”)

Upfront IV Ancillary GP, LLC (“Ancillary LLC”)

Upfront IV L.P. (“Upfront IV”)

Upfront GP IV, L.P. (“Upfront GP IV”)

Upfront Ventures Management, Inc. (“Management Inc.”)

Upfront Ventures Management, LLC (“Management LLC”)

Mark Suster (“Suster”)

Yves B. Sisteron (“Sisteron”)

(b)	Address of Principal Business Office:

1314 7th Street

Santa Monica, CA 90401

(c)	Citizenship:

All entities were organized in Delaware.

All individuals are United States citizens.

(d)	Title of Class of Securities:

Class A Common Stock, par value $0.0001 per share.

(e)	CUSIP Number:

88556E102

Item 3	Not applicable.

Item 4	Ownership.

Reporting Persons	Class A Common Stock Held Directly	Sole Voting Power	Sole Dispositive Power	Shared Voting Power (2)	Shared Dispositive Power (2)	Beneficial Ownership (1)	Percentage of Class A Common Stock (3)	Percentage of Common Stock (3)
Growth I	612,795	0	0	612,795	612,795	612,795	0.9%	0.6%
Growth I LLC	0	0	0	612,795	612,795	612,795	0.9%	0.6%
Growth II	919,192	0	0	919,192	919,192	919,192	1.3%	0.9%
Growth II LLC	0	0	0	919,192	919,192	919,192	1.3%	0.9%
Ancillary	113,503	0	0	113,503	113,503	113,503	0.2%	0.1%
Ancillary LLC	0	0	0	113,503	113,503	113,503	0.2%	0.1%
Upfront IV	1,978,825	0	0	1,978,825	1,978,825	1,978,825	2.8%	2.0%
Upfront GP IV	0	0	0	1,978,825	1,978,825	1,978,825	2.8%	2.0%
Management Inc.	0	0	0	1,978,825	1,978,825	1,978,825	2.8%	2.0%
Management LLC	0	0	0	3,624,315	3,624,315	3,624,315	5.2%	3.6%
Suster	0	0	0	3,624,315	3,624,315	3,624,315	5.2%	3.6%
Sisteron	0	0	0	0	0	0	0.0%	0.0%

(1)	Represents the number of shares beneficially owned by the reporting persons as of December 31, 2022.

(2)	Consists of 612,795 shares of Class A Common Stock held by Growth I, 919,192 shares of Class A Common Stock held by Growth II, 113,503 shares of Class A Common Stock held by Ancillary and 1,978,825 shares of Class A Common Stock held by Upfront IV. Growth I LLC is the general partner of Growth I, Growth II LLC is the general partner of Growth II, Ancillary LLC is the general partner of Ancillary, and Upfront GP IV is the general partner of Upfront IV. Management Inc. is the general partner of Upfront GP IV. Management LLC is the sole shareholder of Management Inc. and the sole manager of Growth I LLC, Growth II LLC, and Ancillary LLC. Suster controls Management LLC. As such, Suster and Management LLC possess power to direct the voting and disposition of the shares owned by Growth I, Growth II, Ancillary and Upfront IV and may be deemed to have indirect beneficial ownership of the shares held by Growth I, Growth II, Ancillary and Upfront. Growth I LLC possesses power to direct the voting and disposition of the shares owned by Growth I and may be deemed to have indirect beneficial ownership of the shares held by Growth I. Growth II LLC possess power to direct the voting and disposition of the shares owned by Growth II and may be deemed to have indirect beneficial ownership of the shares held by Growth II. Ancillary LLC possess power to direct the voting and disposition of the shares owned by Ancillary and may be deemed to have indirect beneficial ownership of the shares held by Ancillary. Management Inc. and Upfront GP IV possess power to direct the voting and disposition of the shares owned by Upfront IV and may be deemed to have indirect beneficial ownership of the shares held by Upfront IV. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2022.

(3)	The beneficial ownership percentages are based on a total of 69,960,710 shares of Class A Common Stock and 100,805,406 total shares of Common Stock (including 30,844,696 shares of Class B Common Stock) outstanding as of November 7, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company. Not applicable.

Item 8	Identification and Classification of Members of the Group. Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2023

UPFRONT GROWTH I, L.P.

By: Upfront Growth GP I, LLC
Its: General Partner

By: Upfront Ventures Management, LLC
Its: Manager

By:	/s/ Dana Kibler

Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT GROWTH GP I, LLC

By: Upfront Ventures Management, LLC
Its: Manager

By:	/s/ Dana Kibler

Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT GROWTH II, L.P.

By: Upfront Growth GP II, LLC
Its: General Partner

By: Upfront Ventures Management, LLC
Its: Manager

By:	/s/ Dana Kibler

Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT GROWTH GP II, LLC

By: Upfront Ventures Management, LLC
Its: Manager

By:	/s/ Dana Kibler

Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT IV ANCILLARY, L.P.

By: Upfront IV Ancillary GP, LLC
Its: General Partner

By: Upfront Ventures Management, LLC
Its: Manager

By:	/s/ Dana Kibler

Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT IV ANCILLARY GP, LLC

By: Upfront Ventures Management, LLC
Its: Manager

By:	/s/ Dana Kibler

Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT IV, L.P.

By: Upfront GP IV, L.P.
Its: General Partner

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler

Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT GP IV, L.P.

By: Upfront Ventures Management, Inc.
Its: General Partner

By:	/s/ Dana Kibler

Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT VENTURES MANAGEMENT, INC.

By:	/s/ Dana Kibler

Name:	Dana Kibler
Title:	Chief Financial Officer

UPFRONT VENTURES MANAGEMENT, LLC

By:	/s/ Dana Kibler

Name:	Dana Kibler
Title:	Chief Financial Officer

/s/ Mark Suster

Mark Suster

/s/ Yves B. Sisteron

Yves B. Sisteron